                                                                    Exhibit 99.1


            [VIAVID "providing communications for a digital world"]


  VIAVID BROADCASTING REPORTS FISCAL 2004 SECOND QUARTER AND SIX-MONTH RESULTS

November 12, 2004 - ViaVid Broadcasting Inc. (OTC-BB: VVDB), a provider of teleconferencing, web conferencing, transcription and support services, has announced its second quarter results for the three and six-month periods ending September 30, 2004.

For the quarter and six months ended September 30, 2004, revenues were $256,981 and $480,396, respectively, compared to $170,690 and $332,444 in the comparable periods of the previous year. Revenues increased 50% for the quarter and 44% for the year-to-year six-month periods.

Net loss for the quarter was $34,152, or ($0.00) per share, compared to $22,701, or ($0.00) per share, in the same quarter last year. Net loss for the first six months of the fiscal year was $76,191, or ($0.01) per share, compared to $48,740, or ($0.00) per share, in the comparable prior period.

For the quarter and six months ended September 30, 2004, our operating expenses were $291,189 and $556,227, respectively, compared to 193,421 and $381,256 in the comparable periods of the previous year. The increased operating expenses are the result of increased staffing and conferencing costs.

Cash and receivables at September 30, 2004 were $223,445, while Accounts Payable and accrued liabilities were at $174,959.

"This is the twelfth quarter of sequential revenue growth and this quarter we had strong incremental revenue and new bookings," stated, Brian Kathler, ViaVid's President and Chief Executive Officer. "We are encouraged by our results and the performance of our sales organization this quarter."

          CAUTIONARY STATEMENT: This press release includes "forward-looking statements" as defined under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties. Forward-looking statements made herein and elsewhere concerning VIAVID include, but are not limited to, our plans and objectives for our future operations, including plans or objectives relating to our services, , our plans and objectives regarding revenues and expenses in future periods, our needs for capital expenditures, our ability to maintain our competitive position, our plans and objectives and needs to raise additional capital, the terms on which such capital can be raised, the period over which any capital available currently to us or raised in the future will be sufficient to meet our current or future levels of operating and other expenses, and our plans regarding the uses of that capital, as well as any other prospective financial information concerning us. We cannot assure you that we will be successful in growing our user and customer base as we plan, attracting companies to use our Internet-based communication services for the dissemination of their news information, realizing material amounts of webcasting or other revenues, achieving any commercial advantage relative to other financial news dissemination media companies or raising the additional capital required to support our operations or the terms and conditions on which such capital can be raised. If our assumptions are incorrect or our webcasting or other growth plans or plans to realize revenues or raise additional capital fail to materialize, we may be unsuccessful in developing as a viable business enterprise. Under such circumstance your entire investment will be in jeopardy and may be lost. Our business plan has evolved over time, and we expect that our plans will evolve further in the future. We caution you that various risk factors relating to our forward looking statements are described, among other places, in our Annual Reports on Form 10K-SB, Quarterly Reports on Form 10-QSB, and our Current Reports on Form 8-K. These risk factors could cause our operating results, financial condition and ability to fulfill our plans to differ materially from those expressed in any forward-looking statements made in this press release and could adversely affect our financial condition and our ability to pursue our business strategy and plans.

VIAVID BROADCASTING INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Expressed in United States Dollars)
(Unaudited)

======================================== ================ ================ ================ ===============
                                            Three Months     Three Months       Six Months      Six Months
                                                   Ended            Ended            Ended           Ended
                                           September 30,    September 30,    September 30,   September 30,
                                                    2004             2003             2004            2003
---------------------------------------- ---------------- ---------------- ---------------- ---------------
REVENUE
    Broadcast and web income             $       256,981  $       170,690  $       480,396  $       332,444
                                         ---------------  ---------------  ---------------  ---------------

EXPENSES
    Amortization                                   5,594            6,169           10,838           12,223
    Conference calls                             103,748           61,862          215,316          136,425
    Consulting                                    90,669           65,205          158,926          129,563
    Interest                                       1,127            1,388            2,307            2,513
    Office and miscellaneous                      46,929           27,264           87,305           50,368
    Professional fees                             17,966           12,774           33,187           17,645
    Rent                                           4,572            2,888            8,250            4,318
    Salaries and benefits                         17,987           13,110           37,397           24,815
    Travel and promotion                           2,597            2,761            2,701            3,386
                                         ---------------  ---------------  ---------------  ---------------

                                                 291,189          193,421          556,227          381,256
                                         ---------------  ---------------  ---------------  ---------------

LOSS BEFORE OTHER ITEM                           (34,208)         (22,731)         (75,831)         (48,812)


OTHER ITEM
    Loss on sale of property and
      equipment                                       (9)               -             (457)               -
    Interest income                                   65               30               97               72
                                         ---------------  ---------------  ---------------  ---------------

LOSS FOR THE PERIOD                      $       (34,152) $       (22,701) $       (76,191) $       (48,740)
======================================== ================ ================ ================ ===============

BASIC AND DILUTED LOSS PER COMMON
    SHARE                                $        (0.00)  $        (0.00)  $        (0.01)  $        (0.00)
======================================== ================ ================ ================ ===============

WEIGHTED AVERAGE NUMBER OF
    SHARES OF COMMON STOCK
    OUTSTANDING                               14,446,696       12,792,565       14,395,815       12,608,792
======================================== ================ ================ ================ ===============

For more information regarding this release please contact:
 ViaVid Broadcasting Inc.
Tel: 1-888-562-0262